Exhibit 99.1

LGL Announces Change in Senior Leadership

ORLANDO, FL, October 19, 2017 – The LGL Group, Inc. (NYSE American: LGL) (the “Company”) announced that its Chief Financial Officer, Patti A. Smith, has informed the Company that she has decided to resign from her position to accept other employment outside of our industry, effective November 6, 2017.

Ms. Smith will remain available to the Company on a consultant basis through January 31, 2018, while the Company considers the appointment of her successor.

Michael Ferrantino, LGL’s Executive Chairman and Chief Executive Officer, said “Patti has made significant contributions during her many years with the Company.  We wish her nothing but success in the future.” Ms. Smith added, “I would like to thank the Board, management and all of the people at LGL that had a hand in my success.”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance Frequency and Time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact Michael Ferrantino, Sr. at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results, including, without limitation, the Company’s ability to successfully complete the rights offering, the investment group’s continued interest in pursuing the acquisition of the Company’s MtronPTF assets, the special committee will authorize negotiations with the investment group and if negotiations commence, the parties’ successful negotiation and execution of a definitive agreement governing such acquisition transaction and the consummation thereof, and assuming the successful consummation of the transaction, the Company’s success in pursuing strategic alternatives available to it. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Michael Ferrantino, Sr.

The LGL Group, Inc.

mferrantino@lglgroup.com

(407) 298-2000